Exhibit 21.1

List of Subsidiaries

Ulisse GmbH, a company organized under the laws of Austria

Odissea Betriebsinformatik Beratung GmbH, a company organized under the laws of Austria

Multigioco Srl., a company organized under the laws of the Republic of Italy

Virtual Generation Limited, a company organized under the laws of Malta

Newgioco Group, Inc. (Canada), a company organized under the Canadian laws

Newgioco Colombia SAS, a company organized under Colombian laws

Elys Technology Limited, a company organized under the laws of Malta

Elys Gameboard, LLC, a Delaware Limited Liability Company